Exhibit (10)T

[Allan L. Schuman letterhead]
Mr. Bruno Deschamps
Bergische Landstrasse 283
40629 Dusseldorf
GERMANY

Dear Bruno:

This memo is to confirm the terms and conditions of our offer to you to join Ecolab on December 1, 2000, as President and Chief Operating Officer, reporting directly to me.

Your starting salary will be $550,000 per year, payable in semi-monthly installments. Your 2001 bonus target is 60% and will be guaranteed at a minimum of $330,000 (60% of your base) and can be as high as $660,000 (120% of your base) based on the achievement of business and personal objectives.

Subject to Board approval, you will receive a stock option grant of 161,000 options, not to exceed a value of $2,000,000 (# options × stock price × .345 = $2,000,000). The options may be exercised cumulatively at a rate of 33 1/3% per year. As a member of Ecolab's management team, you are eligible to receive non-qualified stock options annually. The first award will be made in December 2001. At this time, we estimate that the award would be valued at approximately $1,000,000
(# options × stock price × .345 = $1,000,000). Annual option awards are based on market position and your personal performance. Annual grants also require Board approval. In addition, you will receive a one-time payment of $300,000 as a hiring bonus.

As an Ecolab associate, you will be eligible for the full Ecolab benefits package as described in the Ecolab Benefits Handbook, including Ecolab's 401K savings plan which has a company match of $0.50 in Ecolab stock for each dollar you contribute, up to 6% of your income. In addition, as an Ecolab executive, you are eligible for executive benefits and perquisites.

Your executive benefits include participation in the Mirror Savings Plan which provides you with the opportunity to defer up to 25% of your base and incentive compensation. You also will participate in the Mirror Pension Plan which restores those pension benefits lost due to Internal Revenue Service code limitations imposed by the federal government on Ecolab's qualified pension plan and Ecolab's SERP (Senior Executive Retirement Plan).

Your perquisites include an automobile of your choice, with a retail value not to exceed $65,000, plus insurance, expenses, and parking. The auto can be purchased or leased using one of Ecolab's three executive automobile options. In addition, you are eligible for financial planning for up to 5% of your base salary. You are eligible for four weeks of vacation per year.

You will be given consideration for election to fill a seat on Ecolab's Board of Directors. It is anticipated a vacated seat will be available in 2001.

In the event that your employment with Ecolab is involuntarily terminated or you are not promoted to Chief Executive Officer within the first 36 months of your employment, you are guaranteed two years pay to include your base pay and bonus at target. In addition, Ecolab would relocate you and your family to Paris (or comparable European location), including home purchase here in the U.S., and provide executive outplacement. However, in the event you voluntarily terminate to take other employment or pursue other interests, severance will not be paid.

Ecolab will relocate you to St. Paul. This will include:

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  The cost of transportation from Düsseldorf to St. Paul for you and your family.

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  The shipment of household goods.

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  Reimbursement for the costs of closing the sale on your new residence such as loan origination fees, loan discount points, appraisals, mortgage assumption fees, etc.

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  A relocation allowance equal to $150,000, less applicable taxes, to be used as you wish for the incidental expenses related to your relocation.

To protect our business interests, and as a condition of employment, Ecolab requires you to sign a management agreement. Your signature on this agreement ensures that trade secrets and confidential information are not used or disclosed to our competitors. In addition, you are agreeing that if you were to leave Ecolab, you would not compete with Ecolab.

In addition, you will receive

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  Reimbursement for language training and cultural orientation costs for you and your family for up to $10,000 per year for two years, tax adjusted where appropriate.

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  Assistance and reimbursement for the passports and visas necessary to relocate you and your family to Minnesota.

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  Reimbursement for approved interim living arrangements as necessary for you for up to two months.

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  Up to two house hunting trips for you and your wife.

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  Assistance establishing credit and banking relationships.

Lastly, if your performance continues to be strong and if you begin work as planned, you will receive from Ecolab an extra $50,000 award for your 2000 performance, along with your 2000 bonus award from Henkel-Ecolab.

Bruno, I think this covers fully our agreement. I am attaching a summary of this agreement which reiterates and helps clarify the compensation package to which you and I have agreed. What more can I say. It is a great job, working for a great company. What an opportunity for a young Frenchman! I am looking forward to working even more closely with you.

Sincerely,
/s/ AL SCHUMAN
Al Schuman